Exhibit 2.7

Execution Version

THIRD AMENDMENT TO THE SEPARATION AND DISTRIBUTION AGREEMENT

This THIRD AMENDMENT TO THE SEPARATION AND DISTRIBUTION AGREEMENT, dated as of January 27, 2017 (this “Third Amendment”), is entered into by and between Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”) and Everett SpinCo, Inc., a Delaware corporation and wholly owned Subsidiary of Houston (“Everett”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Separation Agreement (as defined below).

WHEREAS, the parties hereto entered into a Separation and Distribution Agreement, dated as of May 24, 2016 (the “Original Agreement”);

WHEREAS, the parties hereto amended the Original Agreement pursuant to that certain First Amendment to the Separation and Distribution Agreement, dated as of November 2, 2016 (the “First Amendment”), and further amended the Original Agreement pursuant to that certain Second Amendment to the Separation and Distribution Agreement, dated as of December 6, 2016 (the “Second Amendment”, and the Original Agreement as amended by the First Amendment and the Second Amendment, the “Separation Agreement”); and

WHEREAS, the parties hereto desire to further amend the Separation Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A. Amendments to the Separation Agreement. The following definition in Article I of the Separation Agreement is hereby amended and restated in its entirety as follows:

“Basis Amount” means $2,300,000,000, unless Houston determines the Revised Basis Amount to be greater than $2,300,000,000, in which case the Basis Amount shall be automatically increased to the Revised Basis Amount; provided, however, that the Basis Amount shall not be increased above $3,008,250,000.

“Revised Basis Amount” shall mean the Tax basis of the Everett Business determined for federal income tax purposes, as shall be calculated in good faith by Houston at least thirty (30) days prior to the anticipated Distribution Date based on the estimated adjusted Tax bases of the Everett Assets and the estimated amount of the Everett Liabilities, as well as the anticipated amount of payments pursuant to Article VI. Houston shall provide written notice to Chicago of the Revised Basis Amount at any time before, or no later than three (3) Business Days after (or as promptly as practicable thereafter), Houston’s receipt of any private letter ruling from the U.S. Internal Revenue Service impacting such calculation.

B. Separation Agreement Confirmed. Except as specifically amended or modified by this Third Amendment, the Separation Agreement remains unchanged and continues in full force and effect.

C. Miscellaneous. The provisions of Section 9.1 and 9.15 of the Separation Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned have caused this Third Amendment to be executed on the date first written above by their respective duly authorized officers.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	SVP, Deputy General Counsel

EVERETT SPINCO, INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	Authorized Signatory